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                                                                    Exhibit 99.1

Tampa, Florida (May 27, 1998) - Intermedia Communications Inc. (Nasdaq: ICIX) today announced its private offering of $350 million principal amount of its Senior Notes was subsequently increased to $450 million and closed on May 27, 1998. The private offering was also amended to include a $50 million overallotment option that continues to be outstanding.

The 8.6% Senior Notes are due on June 1, 2008, with interest accruing from May 27, 1998, and payable semi-annually in arrears on June 1 and December 1 of each year commencing December 1, 1998. The Notes will be redeemable, at the option of Intermedia, in whole or in part, on or after their date of issuance, and rank pari passu with all other senior indebtedness.

The net proceeds form the offering of the Senior Notes will be used to fund up to 80% of the cost of acquisition or construction by the Company of telecommunications-related assets. A portion of the Company's expansion may occur through acquisitions (utilizing cash or securities of the Company) as an alternative to direct investments in such assets.

Intermedia Communications is one of the nation's fastest growing telecommunications companies, providing integrated telecommunications solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in major U.S. markets. Intermedia Communications' enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet connectivity and web hosting services, offers seamless end-to-end services virtually anywhere in the world.

Intermedia Communications is headquartered in Tampa, Florida, with sales offices in 81 cities. Intermedia Communications is on the World Wide Web at http://www.intermedia.com.

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